As filed with the Securities and Exchange Commission on September 4, 2013

Registration No. 333-170957

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

WINDSTREAM HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	46-2847717 (I.R.S. Employer Identification Number)
4001 Rodney Parham Road
Little Rock, Arkansas 72212-2442
(501) 748-7000
(Address, including zip code and telephone number,
including area code, of registrant's principal executive offices)

John P. Fletcher
Executive Vice President, Secretary and General Counsel
Windstream Holdings, Inc.
4001 Rodney Parham Road
Little Rock, Arkansas 72212-2442
(501) 748-7000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Daniel L. Heard
Kutak Rock LLP
124 W. Capitol Ave., Suite 2000
Little Rock, Arkansas 72201-3706
(501) 975-3000

Approximate date of commencement of proposed sale of the securities to the public: From time to time, after the effective date of this Registration Statement.
_______________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐
______________________________
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)
Common Stock, $0.0001 par value	N/A	N/A	N/A	N/A

(1)
The Registrant is not registering additional securities and registration fees were paid upon filing of the original Registration Statement on Form S-3 (File No. 333-170957). Consequently, no additional registration fees are required with respect to the filing of this Post-Effective Amendment No. 1.

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 (this “Amendment”), relates to the Registration Statement on Form S-3 (the “Registration Statement”), File No. 333-170957, of Windstream Corporation, a Delaware corporation (the “Predecessor”), which was filed with the Securities and Exchange Commission (the “Commission”) and became effective on December 3, 2010.  The Registration Statement registered 20,559,351 shares of the Predecessor's common stock, par value $.0001 per share, for the offer and sale from time to time by the selling stockholders identified in the Registration Statement.

This Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the adoption by the Predecessor of a holding company form of organizational structure.  In accordance with Section 251(g) of the Delaware General Corporation Law, the holding company organizational structure was implemented by the merger (the “Merger”) of the Predecessor with and into WIN Merger Sub, Inc., a Delaware corporation, with the Predecessor being the surviving corporation.  In the Merger, which was completed on August 30, 2013 (the “Effective Time”), each share of the issued and outstanding common stock of the Predecessor (“Predecessor Stock”) was converted into one share of common stock of Windstream Holdings, Inc., a Delaware corporation (the “Registrant”), having the same rights, powers, preferences, qualifications, limitations and restrictions as the Predecessor Stock.  As a result of the Holding Company Formation, the Predecessor became a direct, wholly-owned subsidiary of the Registrant.

Except as modified by this Amendment, in accordance with Rule 414 under the Securities Act, the Registrant, as the successor registrant to the Predecessor, hereby expressly adopts the Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The information contained in this Amendment sets forth the additional information necessary to reflect any material changes made in connection with or resulting from the Merger or necessary to keep the Registration Statement from being misleading in any material respect. Registration fees were paid at the time of the original filing of the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses Of Issuance And Distribution

The following is an itemization of all fees and expenses incurred or expected to be incurred in connection with the sale and distribution of the common stock being registered. All such expenses will be paid by the Registrant and all but the Securities and Exchange Commission (“SEC”) registration fee are estimates and remain subject to future contingencies.

SEC Registration Fee*	$—
Legal Fees and Expenses	1,500
Accounting Fees and Expenses	10,000
Exchange Agent and Registrar Fees and Expenses	—
Printing and Engraving Fees	—
Miscellaneous	—

Total	$11,500

*	Paid upon the original filing of the Registration Statement with the SEC.

 Item 15. Indemnification Of Directors And Officers

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of Windstream Holdings, Inc., a Delaware corporation (“Windstream” or the “Company”).

Section 102 of the Delaware General Corporation Law, or the DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.
Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding-other than an action by or in the right of the corporation-by reason of the fact that the person is or was a director, officer, agent, or employee of the corporation, or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acting in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well but only to the extent of defense expenses, including attorneys' fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.
As permitted by the DGCL, Article VIII of our Amended and Restated Certificate of Incorporation eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to our company or our stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (regarding unlawful dividends and stock purchases) or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize further elimination or limiting of directors' personal liability, then our Amended and Restated Certificate of Incorporation provides that the personal liability of directors will be eliminated or limited to the fullest extent provided under the DGCL.

As permitted by the DGCL, Article VIII of our Amended and Restated Certificate of Incorporation provides that (a) we are required to indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to certain very limited exceptions, (b) we may indemnify our other employees and agents as set forth in the DGCL, (c) we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to certain conditions and (d) the rights conferred by our Amended and Restated Certificate of Incorporation and Bylaws are not exclusive.
The DGCL authorizes a corporation to indemnify its directors and officers provided that the corporation shall not eliminate or limit the liability of a director as follows:
(a) for any action brought by or in the right of a corporation where the director or officer is adjudged to be liable to the corporation, except where a court determines the director or officer is entitled to indemnity;
(b) for acts or omissions not in good faith or which involve conduct that the director or officer believes is not in the best interests of the corporation;
(c) for knowing violations of the law;
(d) for any transaction from which the directors derived an improper personal benefit; and
(e) for payment of dividends or approval of stock repurchases or redemptions leading to liability under Section 174 of the DGCL.
The DGCL requires a corporation to indemnify a director or officer to the extent that the director or officer has been successful, on the merits or otherwise, in defense of any action, suit or proceeding for which indemnification is lawful.
We maintain a director and officer insurance policy which insures our directors and officers against damages, judgments, settlements and costs incurred by reason of certain wrongful acts committed by such persons in their capacities as directors and officers.
Item 16. Exhibits
See the Exhibit Index which is incorporated herein by reference.
Item 17. Undertakings
The Registrant hereby undertakes:
(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
(i) include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a) (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchase in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-170957) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on September 4, 2013.

WINDSTREAM HOLDINGS, INC.

By	/s/ Jeffery R. Gardner
Jeffery R. Gardner
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-170957) has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Name	Title	Date
/s/ Jeffery R. Gardner Jeffery R. Gardner	President and Chief Executive Officer; Director (Principal Executive Officer)	September 4, 2013

/s/ Anthony W. Thomas Anthony W. Thomas	Chief Financial Officer (Principal Financial Officer)	September 4, 2013

/s/ John C. Eichler John C. Eichler	Vice President - Controller (Principal Accounting Officer)	September 4, 2013

* Carol B. Armitage	Director	September 4, 2013

* Samuel E. Beall, III	Director	September 4, 2013

* Dennis E. Foster	Director	September 4, 2013

* Francis X. Frantz	Director	September 4, 2013

* Jeffrey T. Hinson	Director	September 4, 2013

* Judy K. Jones	Director	September 4, 2013

* William A. Montgomery	Director	September 4, 2013

* Alan L. Wells	Director	September 4, 2013

*
The undersigned, by signing his name hereto, executes this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-170957) pursuant to powers of attorney executed by the above-named persons and filed with the Securities and Exchange Commission as an exhibit to the Registration Statement.

/s/ John P. Fletcher
John P. Fletcher
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

3.1
Amended and Restated Certificate of Incorporation of Windstream Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 to the Windstream Holdings, Inc.'s Current Report on Form 8-K, filed with the Commission on August 30, 2013).

3.2
Amended and Restated Bylaws of Windstream Holdings, Inc. (incorporated herein by reference to Exhibit 3.2 to the Windstream Holdings, Inc.'s Current Report on Form 8-K, filed with the Commission on August 30, 2013).

5.1*	Opinion of Kutak Rock LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Kutak Rock LLP (included in Exhibit 5.1).

24	Powers of Attorney (incorporated herein by reference to Exhibit 24 to the Windstream Corporation's Registration Statement (SEC File No. 333-170957).
* Filed herewith.